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                                                                  Exhibit 1A(1)

[THE PRUDENTIAL LETTERHEAD]



                                                                 August 31, 1988




     I hereby certify that the following is a true extract of the minutes of the meeting of the Board of Directors of The Prudential Insurance Company of America held on June 14, 1988, at which meeting a quorum was present, and that said minute has not since been altered or rescinded:

     "Vice President Morgan, National Accounts Operations, reviewed a proposal to establish four new commingled separate accounts for use with the group variable life insurance contracts and certain non-life products. After discussion, and upon motion duly made and seconded, the Board adopted the following resolutions:

ESTABLISHMENT OF THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT-GI-2

          RESOLVED, that, subject to the approval of the Commissioner of Insurance of the State of New Jersey and to such conditions as said Commissioner may impose, pursuant to Section 17B:28-7 of the Revised Statutes of New Jersey, the Company hereby establishes a new commingled Variable Contract Account to be designated The Prudential Variable Contract Account-GI-2 ("VCA-GI-2"), to be primarily invested in shares of a management investment company registered under the Investment Company Act of 1940, as hereinafter provided, and to be used for contracts under which values or payments, or portions thereof, vary to reflect the investment results of said account; and

          FURTHER RESOLVED, that the Company shall receive and hold in VCA-GI-2 amounts arising from (i) group variable life insurance contracts and (ii) such other assets of the Company as the proper officers of the Company may deem prudent and appropriate to have invested in the same manner as the assets applicable to its reserve liability under variable contracts funded in VCA-GI-2, and such amounts, together with the dividends, interest and gains produced thereby shall be invested and reinvested, subject to the rights of the holders of such variable contracts, in shares of The Prudential Series Fund, Inc., an open-end diversified management investment company of the series type, at the net asset value of such shares at the time of acquisition; and


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          FURTHER RESOLVED, that VCA-GI-2 shall be registered as a unit investment trust under the Investment Company Act of 1940, and that the proper officers of the Company be, and they hereby are, authorized to sign and file, or cause to be filed, a registration statement on behalf of VCA-GI-2, as registrant, under the Investment Company Act of 1940, and to sign and file, or cause to be filed, an exemption application, including any amendments thereto, seeking an order under Section 6(c) of the Investment Company Act of 1940, which shall grant such exemptions from the provisions of that Act as may be necessary or desirable."


          *                   *                   *                   *



                               "GENERAL AUTHORITY

          RESOLVED, that the proper officers of the Company be and they hereby are authorized, in the name and on behalf of the Company, to execute and deliver such corporate documents and certificates and to take such further action as may be necessary or desirable, including but not limited to the payment of applicable fees, in order to effectuate the purposes of the foregoing resolutions or any of them."







                                                  /s/ Dorothy K. Light

                                                          Secretary